Exhibit 99

Piper Jaffray Companies 800 Nicollet Mall, Minneapolis, MN 55402-7036

C O N T A C T
Pamela Steensland
Tel: 612 303-8185
pamela.k.steensland@pjc.com

F O R  I M M E D I A T E  R E L E A S E

Piper Jaffray Elects Chad Abraham to Board of Directors

MINNEAPOLIS — December 27, 2017 — Piper Jaffray Companies (NYSE: PJC), a leading investment bank and asset management firm, is pleased to announce the addition of Chad Abraham to its board of directors, effective January 1, 2018.

Piper Jaffray previously announced that, effective January 1, 2018, Abraham will become its chief executive officer and Deb Schoneman, current chief financial officer and global head of equities, has been named as president. Abraham will be assuming the chief executive officer position from Andrew S. Duff, who will remain chairman of the board of directors following his retirement on December 31, 2017.

“We are pleased to welcome Chad to our board and look forward to Andrew’s continued involvement as our Board chair,” said lead director B. Kristine Johnson. “We are excited about the future of Piper Jaffray under the new leadership team. Chad and Deb have proven track records that demonstrate their ability to drive both the strategic visioning and operational execution that will be important as we enter our next stage of growth.”

Abraham began his career at Piper Jaffray in 1991 as an investment banking analyst. He spent the next 13 years on the West Coast as a banker in the firm’s technology investment banking group. He was promoted to managing director and head of technology investment banking in 1999. In 2005, he became head of capital markets and in 2010, he was appointed as the global co-head of investment banking and capital markets. Abraham serves on the board of trustees of the Nature Conservancy’s Minnesota, South Dakota and North Dakota chapter and The Blake School. He graduated from Northwestern University with a bachelor’s degree in economics and political science.

About Piper Jaffray

Piper Jaffray Companies (NYSE: PJC) is a leading investment bank and asset management firm. Securities brokerage and investment banking services are offered in the U.S. through Piper Jaffray & Co., member SIPC and FINRA; in Europe through Piper Jaffray Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Jaffray Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Asset management products and services are offered through five separate investment advisory affiliates—U.S. Securities and Exchange Commission (SEC) registered Advisory Research, Inc., Piper Jaffray Investment Management LLC, PJC Capital Partners LLC and Piper Jaffray & Co., and Guernsey-based Parallel General Partners Limited, authorized and regulated by the Guernsey Financial Services Commission.

© 2017 Piper Jaffray Companies. 800 Nicollet Mall, Suite 1000, Minneapolis, Minnesota 55402-7036

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